Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: (714) 540-1235 Fax: (714) 755-8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Boston	New York
	Brussels	Northern Virginia
	Chicago	Orange County
	Frankfurt	Paris
	Hamburg	San Diego
August 23, 2005	Hong Kong	San Francisco
	London	Shanghai
	Los Angeles	Silicon Valley
	Milan	Singapore
	Moscow	Tokyo
	New Jersey	Washington, D.C.
Interchange Corporation
One Technology Drive, Building G
Irvine, California 92618

Re:	Registration Statement on Form S-8 of 1,000,000 shares of Common Stock, par value $0.00001 per share, of Interchange Corporation
Ladies and Gentlemen:
     In connection with the registration by Interchange Corporation, a Delaware corporation (the “Company”), of 1,000,000 shares of Common Stock, par value $0.00001 per share, of the Company (the “Shares”), issuable pursuant to the Interchange Corporation 2005 Equity Incentive Plan (the “Plan”), under the Securities Act of 1933, as amended, on Form S–8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), you have requested our opinion set forth below.
     In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken, and proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner contemplated by the Plan.
     As such counsel, we have examined such matters of fact and questions of law considered appropriate for purposes of rendering the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. With your consent we have relied upon certificates of an officer of the Company and others with respect to certain factual matters. We have not independently verified such factual matters.
     We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.
     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon issuance, delivery

August 23, 2005

and payment therefor in the manner contemplated by the Plan, such Shares will be validly issued, fully paid and nonassessable.
     We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP